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                         U.S. BANCORP AND SUBSIDIARIES              Exhibit 12.2
                                CAPITAL RATIOS
                                (In Thousands)

                                                                                   March 31,
                                                                           ------------------------
                                                                              1995         1994
                                                                           -----------  -----------
Total assets as reported                                                   $21,438,970  $21,071,415

Shareholders' equity as reported                                             1,830,915    1,751,727

Tier 1 capital                                                               1,679,078    1,564,537

Total capital                                                                2,245,991    2,111,926

Weighted risk assets                                                        20,079,149   18,495,503

Adjusted quarterly average assets                                           21,096,638   20,948,135

Ratios

Tier 1 capital to weighted risk assets                                            8.36%        8.46%

Total capital to weighted risk assets                                            11.19%       11.42%

Tier 1 capital to adjusted average assets (leverage ratio)                        7.96%        7.47%